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                                                                    EXHIBIT 99.2



[LETTERHEAD OF THE YANKEE GROUP APPEARS HERE]

March 10, 2000

John Kirkpatrick
Nuance Communications
1005 Hamilton Court
Menlo Park, CA 94025

        Re: Consent to use market data in prospectus

Dear John:

        This letter is to authenticate that The Yankee Group has provided Nuance Communications with the following market data and authorizes its use in the prospectus for Nuance's Initial Public Offering of stock.

     . Land Line Telephone Lines: 831,780,800 in 1998 (source: ITU World Telecommunication Development Report)

     . Annual churn rate for US consumer long distance: 23.7% (source: 1999 the Yankee Group TAF(TradeMark) Survey)

     . Annual churn rate for US cellular: approximately 26% (source: the Yankee Group research)

     . Global Cellular/PCS subscribers: 300 million in 1998, projected to grow to 1 billion in 2003 (source: the Yankee Group research)


Sincerely,

/s/ Megan W. Gurley

Megan W. Gurley
Research Analyst